Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 1301 Avenue of the Americas, 40th Floor New York, NY 10019-6022 PHONE: 212.999.5800 FAX: 212.999.5899

September 28, 2020

PMV Pharmaceuticals, Inc.

8 Clarke Drive, Suite 3

Cranbury, NJ 08512

(609) 642-6670

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by PMV Pharmaceuticals, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of (i) 4,406,374 shares of common stock, par value $0.00001 per share (“Common Stock”) reserved for issuance pursuant to the 2020 Equity Incentive Plan, (ii) 400,752 shares of Common Stock reserved for issuance pursuant to the 2020 Employee Stock Purchase Plan, and (iii) 4,072,084 shares of Common Stock that are subject to currently outstanding options under the 2013 Equity Incentive Plan (which plans are referred to herein as the “Plans” and which shares of Common Stock are referred to herein as the “Shares”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid, and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI Professional Corporation